Exhibit 99.1
BrightSpire Capital Announces Appointment of Catherine Long to Board of Directors

NEW YORK, December 2, 2021 – BrightSpire Capital, Inc. (NYSE: BRSP) (“BrightSpire Capital” or the “Company”) announced today the appointment of Catherine Long, former founding member, executive vice president, chief financial officer, treasurer and assistant secretary of STORE Capital Corporation (NYSE: STOR), as an independent director to the Company’s Board of Directors and member of its audit committee. Following the appointment of Ms. Long effective December 1, 2021, the increased Board of Directors will now comprise 7 directors, 6 of whom are independent.

“We are pleased to welcome Catherine Long to the BrightSpire Capital Board of Directors,” said Catherine D. Rice, independent chairwoman of BrightSpire Capital. “Cathy’s experience and long tenure in the REIT industry, and her strong accounting and finance background will compliment and further diversify our board’s strategic and operating expertise.”

Michael Mazzei, Chief Executive Officer and President at BrightSpire Capital, added, “We are thankful to have Cathy join our Board, adding her significant experience in commercial real estate related financial, accounting and executive management matters.”

Background on Ms. Long

Ms. Long has over 30 years of accounting, operating and financial management expertise. Most recently, Ms. Long was one of the founders of STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust formed in 2011 to focus on single tenant operational real estate of middle market companies across the United States. Ms. Long served as STORE’s Executive Vice President – Chief Financial Officer, Treasurer and Assistant Secretary from its inception in May 2011 until November 2021. As Chief Financial Officer, her responsibilities included financial planning, asset-liability management, treasury, accounting and controls, and serving on STORE’s executive investment committee. Prior to co-founding STORE, Ms. Long was Chief Financial Officer, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA’s Principal Accounting Officer and actively participated in FFCA’s real estate limited partnership rollup, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona.

Ms. Long was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. From December 2019 to November 2021, Ms. Long served on the board of directors and audit committee of Oaktree Real Estate Income Trust, Inc., a non-traded, externally-managed REIT, formed to invest in income-producing commercial real estate assets and debt, primarily in the office, multifamily and industrial sectors. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.

About BrightSpire Capital, Inc.

BrightSpire Capital, Inc. (NYSE: BRSP), formerly Colony Credit Real Estate, Inc. (NYSE: CLNC), is one of the largest publicly traded commercial real estate (CRE) credit REITs, focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE debt investments and net leased properties predominantly in the United States. CRE debt investments primarily consist of first mortgage loans, which we expect to be the primary investment strategy. BrightSpire Capital is organized as a Maryland corporation and taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.brightspire.com.

Contacts
Investor Relations
BrightSpire Capital, Inc.
Addo Investor Relations
Lasse Glassen
310-829-5400